Exhibit 10.1

ATLANTIC POWER HOLDINGS, INC.
FIFTH AMENDED AND RESTATED
LONG-TERM INCENTIVE PLAN

RECITALS

A.                                    The Board initially adopted the Plan on May 10, 2006, which Plan was then approved by the shareholders of the Issuer on June 7, 2006 and implemented by Atlantic Power Holdings, LLC, the predecessor of Atlantic Holdings.

B.                                    The Board approved an amended and restated Plan effective April 24, 2007 to reflect certain amendments of an administrative, non-material nature.

C.                                    The independent directors of the Board approved the terms of the second amended and restated Plan on April 24, 2008, which amended and restated Plan was then approved by the shareholders of the Issuer on June 4, 2008 and implemented by Atlantic Power Holdings, LLC.

D.                                    The Board approved the terms of the third amended and restated Plan on January 29, 2010 for use beginning in the Issuer’s 2010 fiscal year.

E.                                    The Board approved the terms of the fourth amended and restated long-term incentive Plan effective as of November 5, 2011 to reflect certain amendments necessary or desirable in connection with the completion of the direct and indirect acquisition by the Issuer of all of the limited partnership units of Capital Power Income L.P.

F.                                     During April 2012, the Compensation Committee approved certain changes to the fourth amended and restated long-term incentive Plan that are reflected in this fifth amended and restated long-term incentive Plan.

1.                                      PURPOSE

The purpose of the Plan is to align the interests of Eligible Persons with those of the holders of common shares (“Common Shares”) of Atlantic Power Corporation (the “Issuer”), to assist in attracting, retaining and motivating key employees of the Issuer and its subsidiaries by making a significant portion of the incentive compensation of key employees directly dependent upon the achievement of key strategic, financial and operational objectives that are critical to ongoing growth and profitability of the Issuer.

2.                                      DEFINITIONS

In this Plan:

“Administrators” refers to the Compensation Committee of the Board or Person(s) to whom the Independent Directors delegate their powers hereunder;

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise;

“Aggregate Performance Amount” means the amount determined in accordance with Section 6 hereof;

“Annual LTIP Award” has the meaning set forth in Section 6 hereof;

“Associate” has the meaning ascribed by the Securities Act (Ontario);

“Atlantic Holdings” means Atlantic Power Holdings, Inc., a U.S. “C” corporation under the laws of the State of Delaware;

“Award Amount” has the meaning set forth in Section 5 hereof;

“Base Salary” means the base salary paid by the Issuer or any of its subsidiaries to a Participant for his or her services, as the same may be amended from time to time;

“Board” the board of directors of the Issuer;

“Budget Date” means the date on which the Board approves the Issuer’s projection of project distributions and the management and administrative budget for its upcoming fiscal year;

“Business Day” means any day, other than a Saturday, Sunday, or a day on which the principal chartered banks located in the Province of Ontario or British Columbia or the State of Massachusetts are not open for business during normal business hours;

“Cause” means any conduct by an Eligible Person which would constitute just cause for dismissal as recognized by law in the province or state in which the Eligible Person is employed or, where cause is defined in the employment agreement of an Eligible Person, as defined therein;

“CEO” means the Chief Executive Officer of the Issuer;

“Change of Control” means the occurrence of any of the following:

(a)                                 the sale, lease or transfer to any person or group, in one or a series of related transactions, of the assets of the Issuer or Atlantic Holdings which assets generated more than 50% of Atlantic Holdings’ total cash distributions received from the assets owned, directly or indirectly, by the Issuer in a 12-month period ended on the last day of the most recent fiscal quarter to any person or group;

(b)                                 the adoption of a plan related to the liquidation or dissolution of the Issuer or Atlantic Holdings;

(c)                                  the acquisition by any person or group of a direct or indirect interest in more than 50% of (i) the Common Shares or the common shares of Atlantic Holdings; or (ii) the voting power of the Issuer or Atlantic Holdings; by way of purchase, merger, or consolidation or otherwise (other than a creation of a holding company that does not involve a change in the beneficial ownership of Atlantic Holdings as a result of such transaction);

(d)                                 the merger or consolidation of the Issuer or Atlantic Holdings with or into another person or the merger of another person into the Issuer or Atlantic Holdings with the effect that immediately after such transaction the shareholders of the Issuer or the holders of common shares of Atlantic Holdings immediately prior to such transaction hold, directly or indirectly, less than 50% of the voting control over the person surviving such merger or consolidation, in each case other than the creation of a holding company that does not involve a change in the beneficial ownership of the Issuer or Atlantic Holdings as a result as such transaction; or

(e)                                  the Issuer or Atlantic Holdings or any of their shareholders enters into any agreement providing for any of the foregoing, or the date which is 90 days prior to a definitive announcement by the Issuer or Atlantic Holdings of any of the foregoing, whichever is earlier, and the transaction contemplated thereby is ultimately consummated;

provided, however, that for the purposes of this Plan, the sale of any Common Shares (or equivalent thereof) of the Issuer (or any successor Person thereto) pursuant to a public offering shall not constitute a Change of Control;

“Code” has the meaning set forth in Section 11(i) hereof;

“Common Share” means a common share of the Issuer;

“Common Share Compensation Arrangement” means a Common Share option, Common Share option plan, employee Common Share purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to directors, managers, officers and employees of the Issuer or its subsidiaries including a Common Share purchase from treasury which is financially assisted by the Issuer by way of a loan, guarantee or otherwise;

“Common Share Ineligible Participant” means a Participant that does not qualify under applicable exemptions from the requirement to file a prospectus or registration statement in order to issue Common Shares to the Participant on a redemption of Notional Shares under this Plan;

“Disability” means an illness, disease, injury, mental or physical disability or similar mental or physical state of a Participant that causes the Participant to be unable to fulfil his or her obligations as an officer or other employee of the Issuer or any of its subsidiaries for a period of 90 consecutive days, or for an aggregate of 180 days in any 365-day period;

“Eligible Person” means an officer or other employee of the Issuer or any of its subsidiaries;

“Financial Statement Approval Date” means for a given fiscal year the date that the Board approves the audited financial statements of the Issuer for such fiscal year of the Issuer, but in no event shall a Financial Statement Approval Date for a given fiscal year be later than the last Business Day of the immediately following fiscal year of the Issuer;

“Free Cash Flow” means the Company cash flow before distribution or dividend;

“Good Reason” means the occurrence of any one or more of the following events:

(a)                                 the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s then position of employment (including status, offices, titles and reporting relationships), authority, duties or responsibilities, or any other action that when taken as a whole results in a diminution in the Participant’s position, authority, duties or responsibilities, excluding for this purpose any isolated, immaterial and inadvertent action not taken in bad faith and which is remedied within seven Business Days after receipt of notice thereof given by the Participant,

(b)                                 a reduction in the Participant’s Base Salary without the consent of such Participant or the failure to continue in effect any material benefit or compensation plan, life insurance plan, health and accident plan or disability plan in existence as of the date of this Plan (or a replacement or substitute plan providing the Participant with substantially similar benefits) in which the Participant is participating or the material reduction of the Participant’s benefits under any of such plans (or replacement or substitute plans), or

(c)                                  requiring the Participant to be based at any location more than 35 miles from his or her place of employment with the Issuer or any of its subsidiaries on the date immediately prior to the occurrence of the related Change of Control, except for requirements of travel in the ordinary course of the Participant’s duties;

“Growth Cash Flow” means the pro forma annualized aggregate cash flow from new projects or companies purchased during the year;

“Independent Directors” means those members of the Board who are not members of the management of the Issuer;

“Individual Non-Officer Pool Award” has the meaning set forth in Section 9(a) hereof;

“Insider Participant” means a Participant who is a “reporting insider” as defined in National Instrument 55-104 — Insider Reporting Requirements and Exemptions, and also includes Associates and Affiliates of the Insider Participant;

“Issuer” means Atlantic Power Corporation, a corporation continued under the laws of the Province of British Columbia;

“Market Price per Common Share” means the weighted average Canadian dollar closing price of Common Shares on the TSX for the five days immediately preceding the applicable day;

“Net Cash Flow Multiplier” means the percentage multiplier, determined in accordance with Section 8(c) hereof, that is used to calculate the adjustment, if any, to the Non-Officer LTI Pool pursuant to Section 8(b) hereof;

“Net Project Cash Flow” means, for a fiscal year of the Issuer, an amount equal to the total cash distributions received from the assets owned, directly or indirectly, by the Issuer, less management and administrative expenses;

“Non-Officer Group” means, collectively, Participants who are not members of the Officer Group;

“Non-Officer LTI Pool” means an amount determined in accordance with Section 8(a) hereof to be available for allocation among the Non-Officer Group for awards hereunder;

“Notional Shares” means notional shares to be issued under the Plan, with each Notional Share notionally representing one Common Share;

“Notional Share Account” means an account that shall be maintained by Atlantic Holdings for each Participant that will show the Notional Shares credited to a Participant from time to time;

“NYSE” means the New York Stock Exchange;

“Officer Group” means, collectively, the President, CEO, Chief Financial Officer, Executive Vice-President — Commercial Development and Executive Vice President — Chief Operating Officer of the Issuer, and any other senior executive officers of the Issuer that the Administrators may designate as belonging to the Officer Group from time to time;

“Participant” means an Eligible Person who receives a grant of Notional Shares in accordance with this Plan;

“Peer Group” has the meaning set forth in Section 5(a) hereof;

“Performance Measure” means Project Adjusted EBITDA per Share, Free Cash Flow, Growth Cash Flow and Relative TSR or such other measures as may be determined from time to time by the Administrators pursuant to Section 5(b);

“Performance Score” means the score for each Performance Measure for a given fiscal year being an amount measured out of 100;

“Person” means any individual, issuer, partnership, business trust, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity;

“Plan” means this Long-Term Incentive Plan, as amended and/or amended and restated from time to time;

“Project Adjusted EBITDA per Share” means project income plus interest, taxes, depreciation and amortization (including non-cash impairment charges) and changes in fair value of derivative instruments;

“Relative TSR” means the Issuer’s percentile ranking of its TSR for a fiscal year among the Peer Group’s TSR’s;

“Retirement” means the retirement or resignation of an officer or other employee of the Issuer or a subsidiary of the Issuer from that capacity upon attaining 62 years of age or older;

“Target” has the meaning set forth in Section 8(c) hereof;

“TSR” means total shareholder return, which refers to the change in the total value of a Common Share investment in the Issuer over a given period, calculated by comparing the change in the Market Price per Common Share from the first Business Day of the period to the last Business Day of the period, taking into account reinvested dividends on the Common Shares during such period, as may be calculated more particularly by the Administrators from time to time;

“TSX” means the Toronto Stock Exchange; and

“Vesting Date” means the date upon which Notional Shares vest to a Participant pursuant to the terms hereof.

3.                                      ADMINISTRATION

The Plan shall be administered by the Administrators, who will have, except as otherwise provided herein, the sole and complete authority to make all determinations and to take all actions necessary or advisable for the implementation and administration of the Plan, subject to Sections 15(a) and 22 and, in the case of Participants who are members of the Officer Group, subject to the terms of such Participants’ employment agreements. Subject to Section 13 and other limitations of the Plan, the Administrators shall have the power and authority to:

(a)                                 adopt rules and regulations for implementing the Plan;

(b)                                 determine when Notional Shares shall be granted to Eligible Persons, the vesting period for each grant of Notional Shares and whether any adjustment(s) (performance-related or otherwise) shall apply prior to vesting of any Notional Shares granted;

(c)                                  adjust the size of any previously-approved Non-Officer LTI Pool and the membership in the Non-Officer Group;

(d)                                 interpret and construe the provisions of the Plan;

(e)                                  alter or adjust any provision that is expressly provided herein in circumstances so as to operate the Plan as objectively as possible;

(f)                                   subject to regulatory requirements, make exceptions to the Plan in circumstances which they determine to be exceptional;

(g)                                  impose certain conditions at the date of grant for any Notional Shares, which would have to be met for a Participant to be entitled to redeem Notional Shares granted; and

(h)                                 make amendments to the Plan in accordance with Section 15 hereof.

All decisions and determinations of the Administrators respecting the Plan shall be binding and conclusive on the Plan and the Participants.

4.                                      PARTICIPATION IN THE PLAN

(a)                                 Participation Right

No person shall be entitled as of right to participate in the Plan and the decision as to who will have the opportunity to participate in the Plan and the extent of such participation shall be made by the Administrators in the case of the Officer Group, and the CEO in the case of the Non-Officer Group, in their sole and absolute discretion.

(b)                                 Participation Agreement and Confirmation

Participation in the Plan by each Participant is conditional on the Participant signing a Participation Agreement and Confirmation in the form attached hereto as Schedule “A”.

5.                                      GENERAL PERFORMANCE METRICS

(a)                                 Peer Group

The Peer Group shall be comprised of the entities determined by the Administrators from time to time in their sole discretion (the “Peer Group”).

(b)                                 Establishment of Target Ranges and Performance Scores

On the Budget Date, the Administrators shall establish target ranges for Project Adjusted EBITDA per Share, Free Cash Flow, Growth Cash Flow and Relative TSR (the “Performance Measures”) for the upcoming fiscal year of the Issuer.  From time to time, the Administrators may change the Performance Measures and in the event of any such change, will establish a target range for such measure on the Budget Date.  Subject to the exception below for the 2013 fiscal year, on or prior to the Financial Statement Approval Date following the applicable Budget Date, the Administrators will assign Performance Scores for each Performance Measure for such fiscal year and for each Performance Score, the Administrators will assign an award amount (the “Award Amount”) for the fiscal year for each Officer Group Participant.  Attached as Schedule “B” hereto are the Performance Measures, Performance Scores and Award Amounts for

the 2012 fiscal year for each Officer Group Participant.  For the 2013 fiscal year, the Administrators will assign Performance Scores and Award Amounts prior to April 30, 2013.

6.                                      CALCULATION OF OFFICER AWARD

On the Financial Statement Approval Date immediately following each fiscal year, or such other time as may be determined by the Administrators in their discretion, the Administrators shall approve the calculation of each Performance Measure for the prior fiscal year and calculate the Award Amounts and Aggregate Performance Amount for such fiscal year.  The Aggregate Performance Amount will be equal to the sum of the Award Amounts for each Performance Measure for the applicable fiscal year.

Based on the Administrators’ evaluation of the Aggregate Performance Amount and taking into account such other factors as they deem appropriate in determining the Officer Group Participant’s performance for the applicable fiscal year, the Administrators shall approve, on each Financial Statement Approval Date or such other time as may be determined by the Administrators in their discretion, a long-term incentive award for the prior fiscal year for each Officer Group Participant (the “Annual LTIP Award”).

7.                                      NOTIONAL GRANT OF SHARES TO OFFICER GROUP PARTICIPANTS

(a)                                 Grant of Notional Shares

On the Financial Statement Approval Date following each fiscal year or such other date as determined by the Administrators in their discretion, each Participant who is a member of the Officer Group shall have credited to their Notional Share Account the number of Notional Shares (the “Notional Award”) that is determined by dividing the Annual LTIP Award by the Market Price per Common Share on such date.

(b)                                 Entitlement to Dividends on Notional Shares

Each Notional Share credited to an Officer Group Participant’s Notional Share Account shall receive a distribution equal to the amount of dividends paid per Common Share. Such distributions shall be credited to an Officer Group Participant’s Notional Share Account in the form of additional Notional Shares immediately following any dividend on the Common Shares. The number of Notional Shares to be credited for each dividend will be equal to the amount of the dividend divided by the Market Price per Common Share determined on the payment date for the dividend.  For the purposes of the Plan, any references to an Officer Group Participant’s Notional Shares for a specific period shall include Notional Shares credited to such Officer Group Participant’s Notional Share Account in lieu of Common Share dividends pursuant to this Section 7(b).

8.                                      CALCULATION AND ADJUSTMENT OF NON-OFFICER LTI POOL

(a)                                 Initial Determination of Non-Officer LTI Pool

On the Financial Statement Approval Date of each fiscal year of the Issuer, the Non-Officer LTI Pool in respect of such fiscal year shall be proposed by the CEO based on the salaries and target long-term incentives of then-current members of the Non-Officer Group and approved by the Administrators.

(b)                                 Performance Adjustment of Non-Officer LTI Pool

On the Financial Statement Approval Date immediately following each fiscal year of the Issuer, the Non-Officer LTI Pool shall be adjusted at the discretion of the Administrators taking into account the amount determined by the calculation below as well as the Issuer’s TSR for the applicable fiscal year.  The amount determined by the following formula, in addition to the Company’s TSR for the applicable year, shall serve as a guideline for the Administrators in determining the adjustment to the Non-Officer LTI Pool:

Non-Officer LTI Pool	X	[	2/3 Net Cash Flow Multiplier*	+	1/3 Growth Cash Flow Multiplier**	]

* Calculated in accordance with Section 8(c) below.
  ** Calculated in accordance with Section 8(d) below.

In their discretion, the Administrators may also increase the Non-Officer LTI Pool if the Administrators determine that an increase is warranted for a given fiscal year.  The Administrators also have discretion to select alternative measures to Net Cash Flow and Growth Cash Flow from time to time in considering the multiplier formula above.

(c)                                  Calculation of Net Cash Flow Multiplier

The CEO shall calculate the Net Cash Flow Multiplier in accordance with the following scale with the Net Cash Flow Multiplier adjusted on a pro rata basis if the Issuer’s Net Project Cash Flow falls between the budgeted amount set on the applicable Budget Date (the “Target”) and 25% below the Target:

Net Project Cash Flow	Net Cash Flow Multiplier
At or above the Target	100%
25% below the Target	50%
More than 25% below the Target	0%

(d)                                 Calculation of Growth Cash Flow Multiplier

The CEO shall calculate the Growth Cash Flow Multiplier in accordance with the following scale with the Growth Cash Flow Multiplier adjusted on a pro rata basis if the Issuer’s Growth Cash Flow falls between the budgeted amount set on the applicable Budget Date (the “Target”) and 25% below the Target:

Growth Cash Flow	Growth Cash Flow Multiplier
At or above the Target	100%
25% below the Target	50%
More than 25% below the Target	0%

(e)                                  References to Adjusted Non-Officer LTI Pool

For greater certainty, for the purposes of the Plan, any references to the Non-Officer LTI Pool for a given fiscal year of the Issuer shall include adjustment thereto made pursuant to Section 8(b) hereof.

9.                                      ALLOCATION OF NON-OFFICER AWARDS

(a)                                 Allocation of Non-Officer Awards from Non-Officer LTI Pool

Following the Financial Statement Approval Date for a given fiscal year of the Issuer, the CEO, in consultation with the Issuer’s other senior officers, shall have the discretion to allocate to each Participant who is a member of the Non-Officer Group a percentage of the Non-Officer LTI Pool based on such Participant’s performance during such fiscal year (the “Individual Non-Officer Pool Award”).

(b)                                 Grant of Notional Shares

As soon as possible following the determination of Individual Non-Officer Pool Awards pursuant to Section 9(a) hereof, each Participant that is a member of the Non-Officer Group who receives an Individual Non-Officer Pool Award shall have credited to their Notional Share Account a number of Notional Shares determined by dividing the dollar amount of the Individual Non-Officer LTI Pool Award by the Market Price per Common Share on the day of the award.

(c)                                  Entitlement to Dividends on Notional Shares

Each Notional Share credited to a Non-Officer Group Participant’s Notional Share Account pursuant to Section 9(b) hereof shall receive dividends equal to the amount of dividends paid per Common Share. Such distributions shall be credited to a Non-Officer Group Participant’s Notional Share Account in the form of additional Notional Shares immediately following any dividend on the Common Shares. The number of Notional Shares to be credited for each dividend will be equal to the amount of the dividend divided by the Market Price per Common Share determined on the payment date for the dividend. For the purposes of the Plan, any references to an Non-Officer Group Participant’s Notional Shares shall include Notional Shares issued on such Notional Shares pursuant to this Section 9(c).

10.                              VESTING OF NOTIONAL SHARES

(a)                                 Timing

Except as otherwise specified herein or as otherwise determined by the Administrators, a Participant’s Notional Shares for a given fiscal year of the Issuer shall vest in respect of one-third of such Notional Shares after each of the first three anniversaries of the Financial Statement Approval Date for such fiscal year of the Issuer.

(b)                                 Termination of Employment — Death or Without Cause

If the employment of a Participant is terminated by the death of such Participant, or by the Issuer or a subsidiary of the Issuer without Cause, all Notional Shares credited to such Participant’s Notional Share Account shall vest or be deemed to have vested effective the date immediately prior to the date of such Participant’s death or termination without Cause.

(c)                                  Termination of Employment — Disability or Retirement

If the employment of a Participant is terminated due to the Disability or Retirement of such Participant, all Notional Shares credited to such Participant’s Notional Share Account shall vest on the Vesting Date as if such Participant continued to be actively employed until the Vesting Date.

(d)                                 Termination of Employment — Change of Control

If the employment of a Participant is terminated following a Change of Control by such Participant for Good Reason or by the Issuer of any of its subsidiaries without Cause prior to the Vesting Date, all Notional Shares credited to such Participant’s Notional Share Account shall vest effective the date immediately prior to the date of such termination of such Participant’s employment.

(e)                                  Termination of Employment for Cause

If the employment of a Participant is terminated for Cause, such Participant shall, unless otherwise expressly determined by the Administrators in writing, forfeit all rights, title and interest with respect to Notional Shares which have not vested on or prior to such Participant’s termination date. A Non-Officer Group Participant’s termination date shall be such Participant’s last day at work and shall not include any period of statutory or common law notice of termination of employment or period of salary continuation following such Participant’s termination date for vesting or any other purpose under this Plan.

(f)                                   Termination of Employment — Other than Death, Disability, Retirement, For Cause, Without Cause or Change of Control

If the employment of a Participant is terminated for any reason other than death, Retirement, Disability, for Cause, without Cause or upon a Change of Control prior to the Vesting Date, the Participant shall, unless otherwise expressly determined by the Administrators in writing, forfeit all rights, title and interest with respect to Notional Shares which have not vested on or prior to a Participant’s termination date. A Participant’s termination date shall be the Participant’s last day at work and shall not include any period of statutory or common law notice of termination of employment or period of salary continuation following a Participant’s termination date for vesting or any other purpose under this Plan.

(g)                                  Termination of Employment — Employment Agreement

Notwithstanding any provision to the contrary herein, if a Participant has entered into an employment agreement with the Issuer or any of its subsidiaries, all Notional Shares credited to such Participant’s Notional Share Account shall vest subject to any vesting provisions set forth in such employment agreement. For certainty, to the extent there is any conflict or inconsistency between the vesting provisions set out in such Participant’s employment agreement and the vesting provisions set out in this Plan, the vesting provisions of such Participant’s employment agreement shall govern.

11.                               REDEMPTION OF VESTED NOTIONAL SHARES

(a)                                 General

Effective as of the Vesting Date, Atlantic Holdings shall, subject to Section 11(b) below, forthwith following the applicable Vesting Date, redeem the vested portion of each Participant’s Notional Shares (including fractional Notional Shares) by:

(i)                  making a lump sum cash payment (net of any applicable withholdings) to each Participant or the Participant’s legal representative, if applicable, in respect of one-third of the Notional Shares to be redeemed; and

(ii)               exchanging two-thirds of the Notional Shares to be redeemed for Common Shares pursuant to Section 11(e) below.

(b)                                 Payment of up to 100% Cash

Notwithstanding Section 11(a) above and Section 11(c) below, effective as of the Vesting Date, acting within the scope of their discretion pursuant to Section 3 hereof, the Administrators may elect to cause Atlantic Holdings to redeem the vested portion of each Participant’s Notional Shares (including fractional Notional Shares) by making a lump sum cash payment (net of any applicable withholdings) to each Participant or the Participant’s legal representative, if applicable, in respect of the Notional Shares to be redeemed.

(c)                                  Election for 100% of Common Shares

Notwithstanding Section 11(a) above and subject to Section 11(b), each Participant that is a member of the Officer Group may elect to redeem vested Notional Shares for up to 100% Common Shares, provided that the Participant provides written notice of such election at least 30 days prior to the date of such redemption.

(d)                                 Redemption from Common Share Ineligible Participants

Notwithstanding Sections 11(a) and 11(c) above, effective as of the Vesting Date, acting within the scope of their discretion pursuant to Section 3 hereof, the Administrators shall cause Atlantic Holdings to redeem the vested portion of each Common Share Ineligible Participant’s Notional Shares (including fractional Notional Shares) by making a lump sum cash payment (net of any applicable withholdings) to each Common Share Ineligible

Participant or the Participant’s legal representative, if applicable, in respect of 100% of the Notional Shares to be redeemed.

(e)                                  Delivery of Common Shares on a Redemption

To satisfy its obligation to deliver Common Shares on a redemption of vested Notional Shares, Atlantic Holdings shall, at its option, elect to acquire Common Shares either:

(i)                  from the Issuer at the Market Price per Common Share; or

(ii)               on the TSX or NYSE.

(f)                                   Acquisition of Common Shares from the Issuer

If Atlantic Holdings elects to acquire Common Shares from the Issuer under Section 11(e)(i) above, the following provisions shall apply:

(i)                  Upon actual receipt by the Issuer of written notice and payment for the aggregate purchase price for the Common Shares from Atlantic Holdings, subject to payment of all applicable security transfer, income, withholding or other taxes or other governmental charges and compliance with all applicable securities laws, the Issuer shall issue to Atlantic Holdings the applicable number of Common Shares and Atlantic Holdings will use such Common Shares to satisfy the redemption.

(ii)               The Issuer shall not be required to issue, and Atlantic Holdings shall not be required to cause the issuance of, fractional Common Shares upon the acquisition of Common Shares pursuant to Section 11(e)(i) above. If any fractional interest in an Common Share would be deliverable upon the acquisition of Common Shares pursuant to Section 11(e)(i) above, Atlantic Holdings shall, in lieu of delivering, or causing the delivery of, any certificate representing such fractional interest, make a cash payment to the Participant of an amount equal to the fractional interest which would have been issuable multiplied by the Market Price per Common Share, less applicable withholding taxes, if any.

(iii)            The Issuer covenants with Atlantic Holdings that it will at all times reserve and keep available out of its authorized Common Shares (if the number thereof is or becomes limited), solely for the purpose of issuing such Common Shares to Atlantic Holdings in connection with a redemption under this Plan, such number of Common Shares as shall then be deliverable by Atlantic Holdings under the Plan, to enable and permit Atlantic Holdings to perform its obligation hereunder to deliver the requisite number of Common Shares to Participants. The Issuer covenants with Atlantic Holdings that all Common Shares, which shall be so issuable, shall be duly and validly issued as fully-paid and non-assessable upon receipt by the Issuer of fair value consideration for such Common Shares from Atlantic Holdings in the form of a cash payment.  The Issuer further covenants with Atlantic Holdings that it shall take all actions and do all things necessary or desirable to enable and permit Atlantic Holdings, in accordance with applicable law, to perform all of its obligations hereunder.

(iv)           Immediately following the acquisition of Common Shares from the Issuer by Atlantic Holdings to satisfy a redemption of Notional Shares pursuant to Section 11(e)(i) above, the Issuer shall, at its option, using the proceeds of the issuance of Common Shares, either: (A) acquire from Atlantic Holdings common shares or (B) acquire Common Shares on the TSX, such acquisition in (A) or (B) shall be equivalent in number to the number of Common Shares acquired by Atlantic Holdings pursuant to this Section 11(f). Atlantic Holdings covenants with the Issuer that it will at all times reserve and keep available out of its authorized capital a sufficient number of common shares to be issued from treasury to satisfy the acquisition by the Issuer pursuant to this Section 11(f)(iv).

(g)                                  Effect of Redemption of Notional Shares

A Participant shall have no further rights respecting any Notional Share, which has been redeemed.

(h)                                 Calculation of Cash Payments

Lump sum cash payments made under this Section 11 by Atlantic Holdings to a Participant or a Participant’s legal representative, if applicable, in respect of Notional Shares to be redeemed shall be calculated by multiplying the number of Notional Shares to be redeemed by the Market Price per Common Share as at the Vesting Date, converted into United States dollars based on the closing rate of exchange published by the Bank of Canada on the Vesting Date.

(i)                                     Section 409A

To the extent that the Plan is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Plan shall be administered in accordance with Section 409A.  In this regard, to the extent any provision of the Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Further, if any amount payable hereunder is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A.

12.                               COMMON SHARES SUBJECT TO ISSUANCE UNDER THE PLAN

The aggregate number of Common Shares that may be issued under the Plan upon the redemption of Notional Shares is 1,000,000 Common Shares subject to increase or decrease by reason of amalgamation, rights offerings, reclassifications, consolidations or subdivisions, or as may otherwise be permitted by applicable law and the TSX.

13.                               LIMIT ON ISSUANCE OF COMMON SHARES

Except with the approval of the shareholders of the Issuer given by the affirmative vote of a majority of the votes cast at a meeting of the shareholders of the Issuer, excluding the votes attaching to Common Shares beneficially owned by Insider Participants to whom Common Shares may be issued pursuant to this Plan and their Associates, no Notional Shares shall be credited to any Participant if such credit could result, at any time, in:

(a)                                 the number of Common Shares reserved for issuance to Participants pursuant to the redemption of Notional Shares together with any other Common Share Compensation Arrangement exceeding 10% of Common Shares then issued and outstanding;

(b)                                 the number of Common Shares issuable to Insider Participants, at any time under this Plan pursuant to the redemption of Notional Shares and any other Common Share Compensation Arrangements, exceeding 10% of Common Shares then issued and outstanding; or

(c)                                  the number of Common Shares issued to Insider Participants, within any one-year period, under this Plan pursuant to the redemption of Notional Shares and any other Common Share Compensation Arrangements, exceeding 10% of Common Shares then issued and outstanding.

In the event that the Issuer or any of its subsidiaries purchases Common Shares for cancellation or if Common Shares are separated pursuant to their terms, the Issuer shall be deemed to be in compliance with the foregoing maximum limits, if immediately prior to such purchase, expiration, separation or other extinguishment, the Issuer was in compliance with such limit.

14.                               UNFUNDED PLAN

Unless otherwise determined by the Administrators, the Plan shall be unfunded. To the extent a Participant holds any rights by virtue of participation in the Plan, such rights (unless otherwise determined by the Administrators) shall be no greater than the rights of an unsecured general creditor of Atlantic Holdings.

15.                               AMENDMENT

(a)                                 The Administrators may amend the Plan or any grant of Notional Shares at any time without the consent of Participants provided that such amendment shall:

(i)      not operate to materially affect any rights already acquired by a Participant under the Plan, including the vesting terms of any award previously made under the Plan;

(ii)               be subject to any regulatory approvals including, where required, the approval of the TSX; and

(iii)            not be subject to approval of the Issuer’s shareholders unless such amendment involves:

(A)                               any increase in the number of Common Shares reserved for issuance under the Plan;

(B)                               any reduction in the pricing of Notional Shares issuable under the Plan or cancellation and reissue of entitlements under the Plan;

(C)                               any amendment that extends the term of a grant beyond the period contemplated in the Plan;

(D)                               amendments to the Eligible Persons under the Plan that may permit the introduction of non-employee directors on a discretionary basis;

(E)                                an amendment which would permit Notional Shares granted under the Plan to be transferable or assignable other than for normal estate settlement purposes; or

(F)                                 an amendment to the plan amendment provisions contained in this Section 15.

(b)                                 For greater certainty, any amendment to the Plan shall not affect the rights already acquired by a Participant under a previous version of the Plan, and any awards granted under a previous version of the Plan shall continue to be governed by their terms and the terms of the Plan in place at the time of their award.

(c)                                  Without amending the Plan, the Administrators may, with the consent of the Participant, approve any variation in terms, including the acceleration of the redemption of Notional Shares held in the Notional Share Accounts of Participants which have not vested.

16.                               OPERATION OF PLAN

The cost of the operation of the Plan shall be borne by Atlantic Holdings.

17.                               NOTICES

All notices under the Plan shall be in writing and if to Atlantic Holdings shall be delivered to Atlantic Holdings by first class post to its head office, and if to a Participant, shall be delivered personally or sent by first class post to the Participant at the address which the Participant shall give for the purpose, or failing any such address to the Participant’s last known place of residence.  If a notice is sent by post, service thereof shall be deemed to be effected by properly addressing, prepaying and posting a letter containing the same to such address and shall be deemed to be served 48 hours after such posting.

18.                               WITHHOLDING

The Administrators may adopt and apply rules that will ensure that Atlantic Holdings and any other person complies with all federal, provincial, foreign, state or local laws relating to the withholding of tax or other levies on employment compensation in relation to payments and distributions contemplated in this Plan. Such parties may withhold the minimum required tax withholding obligation from amounts payable to a Participant, under the Plan or otherwise, and shall have the absolute right to satisfy such minimum required withholding obligation by retaining and selling a number of Common Shares that would otherwise have been issued to a Participant upon a redemption having an aggregate fair market value (as of the date of withholding) that would satisfy the minimum required withholding amount due, or by accepting a sum sufficient from a Participant to indemnify Atlantic Holdings and any other person for any liability to withhold hereunder.

19.                               INTERPRETATION

In this Plan, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

20.                               NO RIGHT OF EMPLOYMENT

Neither participation in the Plan nor any action under the Plan shall be construed so as to give any Participant a right to continue as a manager, officer or senior management employee of the Issuer or any of its subsidiaries.

21.                              NON-TRANSFERABILITY

A Participant shall not be entitled to transfer, assign, charge, pledge or hypothecate, or otherwise alienate, whether by operation of law or otherwise, the Participant’s Notional Shares or any rights the Participant has in the Plan.

22.                               TERMINATION

The Administrators may at any time terminate the Plan provided that such termination shall not affect any rights of Participants to receive Notional Shares for any Performance Period or partial Performance Period prior to the effective date of such termination.

23.                               CHOICE OF LAWS

This Plan shall be governed by the laws of the State of Delaware.

24.                               ADOPTION AND AMENDMENT AND RESTATEMENT OF THE PLAN

This Plan was originally adopted on the 10th day of May, 2006 and approved by the Issuer’s shareholders on the 7th day of June, 2006. The Plan has been amended and restated on the 24th day of April, 2007, the 4th day of June, 2008, the 29th day of January, 2010 (effective as of the 5th of November, 2011) and effective April 2012.

SCHEDULE “A”

FIFTH AMENDED AND RESTATED
LONG-TERM INCENTIVE PLAN

PARTICIPATION AGREEMENT AND CONFIRMATION

[Name of Employee] (“Participant”)

Pursuant to the Fifth Amended and Restated Long-Term Incentive Plan (the “Plan”) of Atlantic Power Holdings, Inc. (“Atlantic Holdings”) and in consideration of services provided to the Issuer and/or any of its subsidiaries by the Participant in respect of the 20     year, Atlantic Holdings hereby grants to the Participant                    Notional Shares under the Plan.

Capitalized terms not defined in this agreement have the meanings given in the Plan.

Atlantic Holdings and the Participant understand and agree that these Notional Shares are subject to the terms and conditions of the Plan (as they exist on the date hereof), all of which are incorporated into and form a part of this agreement.

DATED                                             , 20        .

ATLANTIC POWER HOLDINGS, INC.

Per:
Name:
Title:

I agree to the terms and conditions set out herein and confirm and acknowledge that I have not been induced to enter into this agreement or acquire any Notional Shares or any other interest in the Plan or the Issuer by expectation of employment or continued employment with the Issuer or any of its subsidiaries.

Signature

Name (please print)

SCHEDULE “B”

2012 LTIP CALCULATION – OFFICERS

Project Adjusted EBITDA per Share
Result/Target	<=$2.73	$2.74 – $2.85	$2.86 – $2.97	$2.98 – $3.03	$3.04 – $3.09	$3.10 – $3.14	>=$3.15
Score	0	92%	96%	100%	102%	104%	106%
Award (EVP/CFO)	$—	$62,500	$125,000	$187,500	$250,000	$312,500	$375,000
Award (CEO)	$—	$116,667	$233,333	$350,000	$466,667	$583,334	$700,000
Free Cash Flow (millions)
Result/Target	<=$129.05	$129.06 – $134.66	$134.67 – $140.27	$140.28 – $143.08	$143.09 – $145.88	$145.89 – $148.67	>=$148.68
Score	0	92%	96%	100%	102%	104%	106%
Award (EVP/CFO)	$—	$62,500	$125,000	$187,500	$250,000	$312,500	$375,000
Award (CEO)	$—	$116,667	$233,333	$350,000	$466,667	$583,334	$700,000
Growth Cash Flow (millions)
Result/Target	<=$9.25	$9.26 – $13.90	$13.91 – $18.50	$18.51 – 21.70	$21.71 – $24.50	$24.51 – $29.99	>=$30.00
Score	0	92%	96%	100%	102%	104%	106%
Award (EVP/CFO)	$—	$62,500	$125,000	$187,500	$250,000	$312,500	$375,000
Award (CEO)	$—	$116,667	$233,333	$350,000	$466,667	$583,334	$700,000
Relative Total Shareholder Return
Result/Target	<=35th%	36th – 45th%	46th – 55th%	56th – 65th%	66th – 75th%	76th – 84th%	>=85th%
Score	0	92%	96%	100%	102%	104%	106%
Award (EVP/CFO)	$—	$62,500	$125,000	$187,500	$250,000	$312,500	$375,000
Award (CEO)	$—	$116,667	$233,333	$350,000	$466,667	$583,334	$700,000

Note

1.    Award range for CEO is 0 – $2,800,000 and for Executive Vice President – Commercial Development and CFO is 0 – $1,500,000.